Exhibit 2(b)






                             EXCHANGE AGREEMENT



     THIS EXCHANGE AGREEMENT is entered into as of the 31st day of December, 1995 by and among FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Fleet"), FLEET BANKING GROUP, INC., a Rhode Island corporation ("FBG"), WHITEHALL ASSOCIATES, L.P., a Delaware limited partnership and KKR PARTNERS II, L.P., a Delaware limited partnership (collectively, the "Partnerships").

                              WITNESSETH THAT:

     WHEREAS, the Partnerships collectively own 1,415,000 shares of Fleet's Dual Convertible Preferred Stock (the "DCP Shares") and rights to purchase (the "Rights") 6,500,000 shares of Fleet's common stock, $.01 par value (the "Common Stock"); and

     WHEREAS, pursuant to the terms of the Stock Purchase Agreement dated as of July 12, 1991 among Fleet, FBG and the Partnerships (the "Stock Purchase Agreement"), the Certificate of Designations establishing the DCP Shares (the "Certificate of Designations") and this Agreement, Fleet and the Partnerships desire to issue 19,885,890 shares of Common Stock (the "Exchanged Common Stock") in exchange for the DCP Shares, in accordance with the terms set forth herein and therein; and

     WHEREAS, the parties hereto intend that the transaction contemplated by this Agreement be treated as a reorganization within the meaning of
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended; and.

     WHEREAS, Fleet, FBG and the Partnerships are entering into this Agreement to set forth their agreement as to certain matters relating to the Rights and the Exchanged Common Stock.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

     1.   Exchange.  The Partnerships hereby exchange the DCP Shares for
          --------
the Exchanged Common Stock, and hereby deliver the certificates representing the DCP Shares to Fleet for cancellation. Fleet hereby agrees to issue certificates evidencing such Exchanged Common Stock in the names of the Partnerships in the same proportion as the DCP Shares are currently held by the Partnerships. The certificates evidencing the Exchanged Common Stock will be issued the date of this Agreement.

     2.   Amendment of Stock Purchase Agreement.  The Stock Purchase
          -------------------------------------
Agreement is hereby amended as follows:






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     (a)  Section 1.01 of the Stock Purchase Agreement is hereby amended to add a new definition as follows:

     "'Exchange Agreement' shall mean the Exchange Agreement dated December 31, 1995 among the Company, Holding and the Purchasers."

     (b) All references in the Stock Purchase Agreement to "Common Stock received by Purchasers upon conversion of the DCP Shares", or similar wording, shall be deemed amended to include the Exchanged Common Stock.

     (c) Section 4.04(a) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

          "Section 4.04. Transfer Restrictions. (a)  (i)  Purchasers, and
                         ----------------------
any Permitted Transferees, shall not sell, transfer, or otherwise dispose of beneficial ownership of the Rights to any Person other than a Permitted Transferee. Purchasers agree that they shall not directly or indirectly sell, pledge, transfer, or otherwise dispose of or agree to sell, pledge, transfer or dispose of, all or any portion of the beneficial or economic ownership of the Exchanged Common Stock or the Common Stock to be issued upon exercise of the Rights, including in a Distribution (as such term was defined in the Certificate of Designations), at any time prior to January 22, 1996 (whether directly or indirectly through a put, call, option, short sale, warrant, convertible security, stock appreciation right, derivative security or by means of any other agreement, commitment or instrument having the effect of disposing of an interest in said securities) except to any Affiliate of the Purchasers, provided that such Affiliate agrees in writing to be bound by the provisions of this Agreement and the provisions of the Exchange Agreement. From and after January 22, 1996, Purchasers shall not sell, transfer, or otherwise dispose of beneficial ownership of the Exchanged Common Stock or any shares of Common Stock received by Purchasers upon exercise of the Rights to any Person other than a Permitted Transferee (each such occurrence, a "Disposition"), in any transaction or series of transactions, if, at the time of agreement to effect such Disposition, to such Purchaser's knowledge, such Person and its Affiliates then beneficially own, or as a result of such Disposition would beneficially own, as the case may be, 5% or more of the Common Stock, unless such Purchaser shall have received the prior approval of the Board of Directors of the Company. NOTWITHSTANDING A PURCHASER' S LACK OF KNOWLEDGE AS TO A TRANSFEREE'S VIOLATION OF THE PERCENTAGE OWNERSHIP LIMITATIONS OF THE PRECEDING SENTENCE, ANY PURPORTED TRANSFER IN VIOLATION OF THESE PROVISIONS SHALL BE VOID AND OF NO FORCE OR EFFECT.


     (ii) In making any such sales of Common Stock, the Partnerships shall give prior notice to, and consult with, Fleet as to the manner and timing of such sales so as to avoid undue disruption in the trading market for Fleet's Common Stock.

           (d) Section 4.04(d) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:


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

           "(d)     (i) Purchasers covenant to and agree with the Company
that until the later to occur of July 15, 1997 or the date on which the Purchasers Beneficially Own less than three percent (3%) of the outstanding Common Stock (the "Standstill Period"), without the Company's prior written consent, neither the Purchasers nor their respective Affiliates will, directly or indirectly:

           (A) In any way acquire, offer or propose to acquire or agree to acquire Beneficial Ownership of any Voting Securities or any direct or indirect rights or options to acquire Beneficial Ownership of any Voting Securities other than those acquired by Purchasers from the Company pursuant to the Rights or pursuant to a stock split, stock dividend or similar corporate action initiated by the Company;

           (B) Make any public announcement with respect to (except as otherwise required by applicable law), or submit to the Company or any of its directors, officers, representatives, trustees, employees, attorneys, advisors, agents or Affiliates, any proposal for, the acquisition of any Voting Securities or with respect to any merger, consolidation, business combination or purchase of any substantial portion of the assets of the Company, whether or not any parties other than Purchasers and their Affiliates are involved, and whether or not such proposal might require the making of a public announcement by the Company, unless (X) such proposal is directed and disclosed only to the Board of Directors of the Company, and
(Y) the Company shall have made a prior written request to Purchasers to submit such proposal;


           (C) Make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any Voting Securities or become a "participant" in any "election contest" as such terms are defined and used in Rule 14a-11 under the Exchange Act);

           (D) Deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement (other than this Agreement) with respect to the voting of such Voting Securities or other agreement having similar effect, except that the Purchasers may grant any revocable proxy in connection with proxy solicitations under the Exchange Act; or

           (E) Form or join a partnership, limited partnership, syndicate or other group (as defined in Section 13 (d) (3) of the Exchange Act) with respect to any Voting Securities (other than a group of which only the Purchasers and Purchasers' Affiliates are members).

     (ii) Purchasers further covenant to and agree with the Company that during the Standstill Period, the Purchasers will comply with commitments numbered 1-7 and 9 made by the Purchasers to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and set forth on pages one and two of the Appendix to the letter of the Federal Reserve Board dated July 12, 1991 addressed to Lee Meyerson of Simpson Thacher & Bartlett (the "Passivity Commitments") as if such Passivity Commitments were set forth in this Agreement, regardless of whether the Passivity Commitments are terminated by the Federal Reserve Board.



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     (iii)  Purchasers further covenant to and agree with the Company that if, during the Standstill Period, the Purchasers' Beneficial Ownership of the Common Stock of the Company would be such as to cause the Purchasers to constitute an "affiliate" for pooling of interests accounting purposes, and the Company proposes to enter into a business combination to be accounted for by the pooling of interests accounting method, the Purchasers will execute and deliver to the Company an affiliate letter pursuant to which the Purchasers agree not to dispose of their Common Stock in any disposition which would cause the Company to fail to obtain such accounting treatment.

    (iv) For purposes of this Section 4.01(d), a Person shall be deemed to "Beneficially Own" any securities of which such Person or any such Person's Affiliates is considered to be a "Beneficial Owner" under Rule 13(d)-3 of the Exchange Act as in effect on the date hereof or of which such Person or any of such Person's Affiliates or associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise and "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors."

     (c) Section 4.08(b) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:


          "Section 4.08. Legends. (b) Certificates for the Common Stock to be issued to the Purchasers shall bear legends in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER, AND OTHER PROVISIONS OF A STOCK PURCHASE AGREEMENT DATED AS OF JULY 12, 1991 (AS AMENDED BY AN EXCHANGE AGREEMENT DATED AS OF DECEMBER 31, 1995) AMONG THE COMPANY, FLEET BANKING GROUP, INC. (FORMERLY FLEET/NORSTAR HOLDING COMPANY, INC.) AND THE PURCHASERS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE COMPANY. EXCEPT AS PROVIDED IN SUCH STOCK PURCHASE AGREEMENT, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE AND ANY PURPORTED TRANSFER IN VIOLATION OF THE PROVISIONS OF SUCH STOCK PURCHASE AGREEMENT, AS AMENDED, SHALL BE VOID AND OF NO FORCE AND EFFECT."

     (d) Except as amended hereby, the Stock Purchase Agreement shall remain in full force and effect. The parties hereto confirm that all matters set forth therein which speak as of a



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prior date are specifically not brought forward and revived as part of this
Agreement. All references in the Stock Purchase Agreement and the Ancillary Documents to "this Agreement" or the "Stock Purchase Agreement" shall be deemed to be references to the Stock Purchase Agreement, as amended hereby.

     3.   Amendment of Registration Rights Agreement.  The Registration
          ------------------------------------------
Rights Agreement dated as of July 12, 1991 among Fleet, FBG and the Partnerships (the "Registration Rights Agreement") is hereby amended to include the Exchanged Common Stock as Registrable Securities thereunder. All references in the Registration Rights Agreement, the Stock Purchase Agreement and the Ancillary Documents to the "Registration Rights Agreement" shall be deemed to be references to the Registration Rights Agreement, as amended hereby.

          4.   Representations and Warranties.  (a)  Fleet hereby
               ------------------------------
represents and warrants to the Partnerships that (i) each of Fleet and FBG has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by each of Fleet and FBG has been duly authorized by all necessary corporate action; (iii) this Agreement has been duly and validly executed and delivered by Fleet and FBG, and constitutes the valid and binding obligation of Fleet and FBG, enforceable against them in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (B) the enforceability of equitable remedies may be limited by equitable principles of general applicability; (iv) the execution, delivery and performance of this Agreement, the consummation of the transactions by Fleet and FBG contemplated hereby and the compliance by Fleet and FBG with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (1) any provision of the articles of incorporation, by-laws or other governing instrument of Fleet and FBG or (2)(x) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument or, (y) any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation, in the case of (x) or (y), applicable to Fleet, FBG or their respective properties or assets, except for such conflicts, violations, breaches, defaults, terminations and accelerations which do not have, or could not be reasonably expected to have, a Material Adverse Effect (as defined in the Stock Purchase Agreement); (v) no consent, approval, order or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement by Fleet and FBG and the consummation of the transactions by Fleet and FBG hereunder; and
(vi) the Exchanged Common Stock has been duly authorized by all necessary corporate action, is validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of Fleet.

     (b) The Partnerships hereby represent and warrant to Fleet and FBG that (i) each of the Partnerships has full partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by each of the Partnerships has been duly authorized by all necessary partnership



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action; (iii) this Agreement has been duly and validly executed and delivered by the Partnerships, and constitutes the valid and binding obligation of the Partnerships, enforceable against them in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (B) the enforceability of equitable remedies may be limited by equitable principles of general applicability; (iv) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the compliance by the Partnerships with any of the provisions hereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, (1) any organizational document of the Partnerships or the General Partner (as defined in the Stock Purchase Agreement) or (2) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of the Partnerships or the General Partner or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Partnerships or the General Partner or their respective properties other than any such conflict, violation, breach or default under clause (2) which will not materially and adversely affect the consummation of the transactions contemplated hereby; (v) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required on the part of the Partnerships or the General Partner in connection with the execution, delivery and performance of this Agreement by the Partnerships and the consummation of the transactions by the Partnerships hereunder; (vi) the Partnerships are acquiring the Exchanged Common Stock solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act; and
(vii) the Partnerships have been provided full access to all information deemed relevant by the Partnerships relating to their investment in the Exchanged Common Stock and Fleet has made available to the Partnerships the opportunity to ask questions and receive answers and to obtain information which Fleet possesses or can acquire without unreasonable effort or expense.

     5.   Miscellaneous.
          -------------

     a.   Notices.  All notices and other communications hereunder shall be
          -------
in writing and delivered in accordance with the provisions of the Stock Purchase Agreement.

     b.   Entire Agreement; Amendments.  This Agreement, the Stock Purchase
          ----------------------------
Agreement (as amended hereby), the Registration Rights Agreement (as amended hereby), and the Rights and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by the Partnerships of Fleet or FBG prior to or after the date hereof shall stop or prevent the Partnerships from exercising any right hereunder or be deemed to be a waiver of any such right.



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



     c.   Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     d.   Governing Law.  This Agreement shall be governed by, and
          -------------
interpreted in accordance with, the laws of the State of Rhode Island applicable to contracts made and to be performed in that State.

     e.   Public Announcements.  Subject to each party's disclosure
          --------------------
obligations imposed by law and the confidentiality provisions contained in the Stock Purchase Agreement, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and no party hereto will make any news release or disclosure without first consulting with each other party hereto.

     f.   Expenses.  Each party hereto shall bear its own costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its financial advisors, accountants and counsel.

     g.   Successors and Assigns.  Except as otherwise expressly provided
          ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, Fleet's successors and assigns and each Partnership's successors and assigns. The provisions hereof shall also inure to the benefit of each limited and general partner in the Partnerships. Subject to applicable law, the Partnerships may assign their rights under this Agreement to any Affiliate, but no such assignment shall relieve such Partnership of its obligations hereunder.

     h.   Captions.  The captions contained in this Agreement are for
          --------
reference purposes only and are not part of this Agreement.



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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

                              FLEET FINANCIAL GROUP, INC.


                              By: /s/ Eugene M. McQuade
                                 -----------------------------
                                 Name:  Eugene M. McQuade
                                 Title: EVP AND CFO


                              FLEET BANKING GROUP, INC.


                              By:/s/ William C. Mutterpal
                                 -----------------------------
                                 Name: William C. Mutterpal
                                 Title: Secretary


                              KKR PARTNERS II, L.P.

                              By:  KKR ASSOCIATES, its General Partner


                              By: /s/ Michael T. Tokarz
                                 -----------------------------
                                 Name:  Michael T. Tokarz
                                 Title: General Partner


                              WHITEHALL ASSOCIATES, L.P.

                              By:  KKR ASSOCIATES, its General Partner



                              By: /s/ Michael T. Tokarz
                                 -----------------------------
                                 Name: Michael T. Tokarz
                                 Title: General Partner



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